Exhibit 99.1

Amicus Therapeutics Adds Sol J. Barer, Ph.D. to Board of Directors

Cranbury, NJ, January 8, 2009 – Amicus Therapeutics (Nasdaq: FOLD) today announced the election of Sol J. Barer, Ph.D., to its Board of Directors. Dr. Barer currently serves as Chairman and Chief Executive Officer of Celgene Corporation. As an industry veteran, Dr. Barer brings over 20 years of management experience and a reputation as a trusted and respected leader who has helped transform Celgene into one of the world’s preeminent biopharmaceutical companies.

John F. Crowley, President and CEO of Amicus Therapeutics stated, “2009 will be an important year for the Company as we leverage our chaperone technology and continue to advance our three lead drug candidates for Fabry, Gaucher and Pompe diseases. We look forward to Dr. Barer’s leadership and guidance as Amicus continues along the path of development and commercialization for new, oral treatments for a range of human genetic diseases. We welcome him to our Board.”

Separately, Amicus announced today that Gregory M. Weinhoff has chosen to resign from the Board of Directors effective January 7, 2009.

About Sol. J. Barer, Ph.D.
Dr. Barer has been Chief Executive Officer of Celgene Corporation since May 1, 2006, and Chairman since January 1, 2007. He was appointed President of Celgene in 1993, Chief Operating Officer and Director in 1994 and is a member of the Executive Committee of the Board of Directors. He previously served as Senior Vice President, Science and Technology, and Vice President/ General Manager, Chiral Products, from 1991 to 1994, and the Vice President, Technology, from 1987 to 1991. Dr. Barer is on the Board of Trustees of Rutgers University, Board of Directors of PhRMA, serves on the Board of Trustees of the Biotechnology Council of New Jersey and is on the Board of the Brooklyn College Foundation. He has previously served as a Commissioner of the NJ Commission on Science and Technology. Dr. Barer received a Ph.D. in Organic Chemistry from Rutgers University.

About Amicus Therapeutics
Amicus Therapeutics is a biopharmaceutical company developing novel, oral therapeutics known as pharmacological chaperones for the treatment of a range of human genetic diseases. Pharmacological chaperone technology involves the use of small molecules that selectively bind to and stabilize proteins in cells, leading to improved protein folding and trafficking, and increased activity. Amicus is initially targeting lysosomal storage disorders, which are severe, chronic genetic diseases with unmet medical needs. Amicus has completed Phase 2 clinical trials of Amigal for the treatment of Fabry disease and is conducting Phase 2 clinical trials of Plicera for the treatment of Gaucher disease and AT2220 for the treatment of Pompe disease.

CONTACTS:
John Quirk
Porter Novelli Life Sciences
(212) 601-8296

Media:
Amy Speak
Porter Novelli Life Sciences
(617) 897-8262

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